                         AMENDED AND RESTATED AGREEMENT
                         ------------------------------

         This Amended and Restated Agreement, dated as of November 13, 1998 (the "Effective Date") amends, supercedes and restates the original Agreement, dated as of June 26, 1998, as amended on October 30, 1998, and is made by and between Lycos, Inc., a Delaware corporation with a principal place of business at 400-2 Totten Pond Road, Waltham, MA 02154 (including its subsidiary Tripod, Inc., "Lycos"), and Insurion, Inc., a Pennsylvania corporation with a principal place of business at 2500 DeKalb Pike, Norristown, PA 19404 ("Insurion") (Lycos and Insurion are each a "Party," and collectively, the "Parties"). This Amended and Restated Agreement shall be referred to herein as the "Agreement."

                                    Recitals
                                    --------

         A. Lycos is the owner or licensee of certain Web services (collectively, the "Lycos Services"), which are accessible through the Lycos Site (as defined below);

         B. Insurion conducts the Relevant Business (as defined below), and is the operator of certain Web services (the "Insurion Services"), which are accessible through the Insurion Site (as defined below);

         C. Lycos would like to promote and provide Graphical Links and Banners within the Lycos Services to the Co-Branded Site (as defined below) so that users of the Lycos Services may have access to the Insurion Services; and

         D. Insurion wants to establish the Co-Branded Site and have it linked to the Lycos Site in order to expose the Insurion Services to Lycos' users.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lycos and Insurion hereby agree as follows:

                                      Terms
1.       Definitions.

         a. "Above the Fold" means the first displayed portion of a Web page that is visible without scrolling.

         b. "Banner" means an advertising strip as reflected on Lycos' current rate card that is capable of displaying dynamic graphics and other content and embedded links. An example of a Banner as contemplated by this Agreement is found on Exhibit C.

         c. "Co-Branded Site" means the co-branded version of the Insurion Site.

         d. "Confidential Information" has the meaning set forth in Section 9.

         e. "Co-Sponsored Policies" means insurance policies: (i) that are underwritten by a third party insurance provider who has engaged Insurion to act as an agent to market and sell such policies through the Insurion Site; (ii) that are purchased through online registration on the Co-Branded Site during the Term by a user who accessed the Co-Branded Site through an Online Promotion; and
(iii) for which Insurion ultimately receives the premium payment from such user.

         f. "First Term" means the first 12 months of the Term.

         g. "Graphical Link" means an advertising space on a Web page, as reflected on Lycos' current rate card, that contains a graphical/HTML hypertext link to another Web page. An example of a Graphical Link as contemplated by this Agreement is found on Exhibit C.

         h. "Impressions" means a user exposure to a page on the Lycos Site containing an Online Promotion as such exposure is reasonably determined and measured by Lycos in accordance with standard methodologies and practices customary in the industry.

         i. "Insurion Policies" means insurance policies: (i) that are underwritten by Provident or a designee of Provident, as the principal insurance provider; (ii) that are purchased through online registration on the Co-Branded Site during the Term by a user who accessed the Co-Branded Site from an Online Promotion; and (iii) for which Insurion ultimately receives the premium payment from such user.

         j. "Insurion Site" means the Internet site located at the URL www.healthaxis.com or such other site as Insurion may designate as a successor site.

         k. "Lycos Services" means the Web services which are owned or licensed by Lycos and which are accessible through the Lycos Site.

         l. "Lycos Site" means the Internet site located at the URL www.lycos.com.

         m. "Online Promotions" means the Graphical Links and Banners delivered by Lycos pursuant to Section 2.a. below..

         n. "Permanent Placement" means a Banner or Graphical Link that permanently appears on a specified Web page.

         o. "Promotions" means Banners, Permanent Placements, Graphical Links, buttons and other online promotional content.

         p. "Provident" means Provident American Insurance Corporation, Insurion's present parent company.

         q. "Referral Fee" means any commission fee and/or referral fee paid by a co-sponsored insurance provider to Insurion directly as consideration for sourcing premiums for Co-

Sponsored Policies. Expressly excluded are administrative fees, application fees, association fees, up-front slotting fees or advertising and marketing fees.

         r. "Relevant Business" means the marketing and sale through the
Internet or other online services, .... .

         s. "Second Term" means the last 12 months of the Term.

         t. "Tripod Site" means the Internet site located at the URL www.tripod.com.

2. Lycos' Obligations:

         a. Site Integration Lycos shall provide Online Promotions (Above the Fold for at least the Guaranteed Impression levels described in Section 2.d. of this Agreement) linked to the Co-Branded Site from the following places:

            (i) on the top level page and in all second level Guides (Attachment 1) (excepting the categories Women and Diseases) of the Health Web Guide.

            (ii) on the top level page of the results from searches or queries (Exhibit B) of the key words listed in Exhibit A.

            (iii) on the top level page of the Small Biz Guide, (Attachment 2)
                  within the Business Web Guide.

            (iv) on the top level page of the Careers Web Guide, (Attachment 3) which is currently accessible from the Lycos Site home page.

            (v) on the top level page of the Insurance and Taxes second level Guides, (Attachment 4) which are currently within the Money Web Guide.

            (vi) on the top level page of the "Shopping for Life Insurance," "Health Insurance," "Spousal Health Plans," and "Your HMO" Community Guides (Attachment 6) linked from the Insurance Guide second level page (which is currently within the Money Web Guide).

            (vii) at Lycos' discretion, on the Tripod home page, Tripod member home pages and Tripod targeted properties, including the Health/Fitness, Sports, Jobs/Career, Money/Business and Women's areas (Attachment 5).

            (viii) as mutually agreed by the parties, on the Lycos Site home page and on other Lycos pages.

Subject to the requirements of this Section 2.a., the Parties will determine the location and type of each Online Promotion displayed throughout the Lycos Site and may phase in certain types of Online Promotions as they are developed by Insurion and as required in order to maximize the strategic value of the Online Promotions as determined and agreed to by the Parties (such determination and agreement not to be unreasonably withheld in light of quantifiable performance metrics). The Parties agree that the Online Promotions will be prominently displayed to maximize the exposure of Insurion as Lycos's exclusive provider of services and products related to the Relevant Business. Lycos may, in its own discretion, redesign pages of the Lycos and Tripod Sites; provided that Lycos will monitor and adjust accordingly the location and placement of the Online Promotions as changes are made in the applicable areas of the Lycos or Tripod Sites.

         b. Omitted.

         c. Exclusivity. During the Term, Lycos shall not enter into any agreement or other arrangement pursuant to which Lycos agrees to promote or display any kind of Promotions in the Lycos Site and the Tripod Site for any entity or organization engaging in the Relevant Business.

         d. Guaranteed Impressions. Lycos guarantees to provide Insurion with
 .... in the ...., and .... in the ..... Lycos may spread the impressions over the Term to account for the ramp-up of the Co-Branded Site and for the natural growth of Internet users, as follows: .... of the Online Promotion Impressions will be delivered in the .... of the ....; .... in the ....; .... in the ....;
 .... in the ....; and .... in the ..... During the ...., Lycos shall deliver the guaranteed Online Promotion Impressions evenly, taking into account natural growth. If Lycos fails to meet any of these targets, the remaining Online Promotion Impressions will be pro rated and delivered accordingly over the remainder of the .... or ...., as applicable.

         e. Overdelivery. Lycos may, with the prior approval of Insurion, provide overdelivery of Impressions at a rate ....; provided that such overdelivery will be limited to .... . If Insurion does not purchase these additional impressions from .... , Lycos will deliver the base Impression levels specified above and will manage the inventory on the Lycos Site accordingly. Lycos may sell such Impressions to any entity other than an entity engaged in the Relevant Business. In the event that Insurion purchases the additional
Impressions from .... and Lycos delivers more than ...., Lycos will provide the
Impressions over .... to Insurion at no charge.

         f. Makegood Period. If at the end of the ...., Insurion has not sold
 ...., Lycos will continue to provide Impressions until the earlier of .... or until .... have been sold (the "Makegood Period"). The Makegood Period shall terminate and the .... shall begin when either: (i) Insurion has sold ....; or
(ii) Insurion sells .... in the Makegood Period. If the Makegood Period terminates pursuant to (i) or (ii) above, Insurion shall pay to Lycos, upon termination of the Makegood Period, the .... Prepaid Referral Fee installment.
No Pre-Paid Referral Fees (as defined in Section 2(b)) will be due during the Makegood Period. In addition, if at the end of the Term, Insurion has not sold
 .... , Lycos will continue to provide Impressions at the same rate as just prior to the end of the Term until the earlier of a period of .... or until .... have been sold.

         g. Header File. Lycos shall provide Insurion with a header file (the "Header File") that shall be 600x100 pixels.

3.       Insurion's Obligations

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

         a. Exclusivity Payments. Insurion has paid Lycos .... for the exclusivity provided by Lycos during .... In addition, during ..., Insurion shall pay Lycos ... which will be in ... installments of ... commencing on the first day of ....

         b. Pre-Paid Referral Fees.

            i. First Term. During the ...., Insurion shall pay Lycos .... (the
"Pre-Paid Referral Fee"). Insurion has paid Lycos .... The balance of ... shall be paid in .... installments of .... The first installment will be due on the
 ... of the Term. The .... remaining payments will be made on the last day of each successive .... period thereafter. This Pre-Paid Referral Fee is guaranteed to Lycos regardless of transactions achieved by Insurion and will be recouped from any Affiliated Branding Revenue Share (as described Section 3(d)), and Policy Fees (as described Section 3(c)) owed by Insurion to Lycos.

            ii. Second Term. Except as otherwise provided in Section 2(f), during the ...., Insurion shall pay Lycos .... which will be paid in ....
installments of .... commencing on the first day of the ..... This Pre-Paid
Referral Fee is guaranteed to Lycos regardless of transactions achieved by Insurion and will be recouped from any Affiliated Branding Revenue Share (as described in Section 3(d)), and Policy Fees (as described in Section 3(c)) owed by Insurion to Lycos.

            iii. Underdelivery. If Lycos has delivered fewer than .... at the end of the .... and Insurion has not sold ...., then the Pre-Paid Referral Fees for the .... will be prorated by the percentage of actual Impressions delivered by Lycos in the ..... For example, if at the end of the ...., Lycos has only delivered .... of the .... guaranteed to Insurion, then Insurion quarterly payments commencing on the first day of the .... will be reduced by .... of the amount specified above.

         c. Policy Fees. During the Term, Insurion shall pay Lycos .... sold as follows: (1) .... upon signing and receipt of the premium for such ....; (2)
 ....upon renewal (....anniversary); and (3) .... upon renewal (....
anniversary). Notwithstanding the above, Insurion shall pay Lycos .... sold, paid as follows: (1) .... upon signing and receipt of the premium; and (2) ....
upon renewal (.... anniversary).

         d. Ongoing Incremental Revenues. In the event Insurion contracts with another person or entity to provide advertising sponsorship for all or a portion of the Co-branded Site, Insurion shall provide Lycos with .... of all ongoing incremental revenues (reasonable program set-up fees are excluded) received from that branding partner. In the event that Lycos contracts with another person or entity to provide advertising sponsorship for all or a portion of the Co-branded
Site, Insurion shall provide Lycos with .... of all ongoing incremental revenues
(reasonable program set-up fees are excluded) received from that branding partner. All such fees due Lycos shall be referred to as the "Affiliated Branding Revenue Share". Both Lycos and Insurion must approve all branding partners, which approval shall not be unreasonably withheld or delayed. Payment shall be made in the month following the month in which Insurion actually receives the ongoing incremental revenues. Lycos shall have the right, at its expense (except as provided below) to audit Insurion's books and records for the purpose of verifying the Affiliate Branding Revenue Share. If the auditor's figures reflect an Affiliated Branding Revenue Share higher than those reported by Insurion, Insurion shall pay the difference. If the auditor's figures vary more than .... from the figures provided by Insurion,
Insurion shall also pay the reasonable cost of the audit.

         e. Referral and Policy Revenue. If Insurion sells more than ... Co-Sponsored Policies, Insurion shall pay Lycos ... of all Referral Fees ("Co-sponsor Revenue Share") received by Insurion from such insurance co-sponsors from the sale of the Co-Sponsored Policies in excess of ... Co-Sponsored Policies. Payment shall be made quarterly. Lycos shall have the right, at its expense (except as provided below) to audit Insurion's books and records for the purpose of verifying the Co-sponsor Revenue Share. If the auditor's figures reflect an Co-sponsor Revenue Share higher than those reported by Insurion, Insurion shall pay the difference. If the auditor's figures vary more than ... from the figures provided by Insurion, Insurion shall also pay the reasonable cost of the audit.

         f. Insurion Site. Insurion shall launch the Insurion Site between March 1, 1999 and May 1, 1999, and shall give Lycos thirty days prior notice of the launch.

         g. Co-Branded Site. Insurion shall launch the Co-Branded Site within thirty (30) days after the date of launch of the Insurion Site. Insurion shall operate and serve the Co-Branded Site in a manner consistent with the present quality standards of Lycos and which meets response performance standards for Lycos users at least as good as those of the Lycos Site. In addition, Insurion will be responsible for system operation software costs, hardware costs, and network costs. Insurion will generate daily traffic reports and provide Lycos with audited traffic reports. Insurion will be responsible for integration of Lycos' ad serving software (Accipter) with the Co-Branded Site. Additional services and functionality that are developed by Insurion for the Insurion Site (or any successor to it) will be provided by Insurion at no cost so that the Co-Branded Site is maintained at a level substantially equal to the Insurion Site as it appears from time to time. The Co-Branded Site will include the Lycos frame surrounding the Content, but with Insurion's logo (hyperlinked to the Insurion Site) displayed on each page. The URL of the Co-Branded Site will be substantially similar to www.healthaxis.lycos.com. Insurion shall include the Header File on each page that is served on the Co-Branded Site.

         h. Lycos Site. Lycos will be responsible for ensuring that the Lycos Site functions with reasonable reliability and in a commercially reasonable manner consistent with the present quality and performance standards of Lycos throughout the Term.

         i. Online Promotions. Insurion shall provide to Lycos all content for the Online Promotions, which content Lycos shall be delivered by Lycos in accordance with this Agreement. The content provided by Insurion will be of equal or greater quality than that provided by Insurion to any other third party for online use.

         j. User Registration Data. To the extent permitted by any applicable laws or contractual obligations, Insurion will provide Lycos with general aggregated demographic registration data on all Lycos users who visit the Co-Branded Site, whenever such registration data is collected from a Lycos user and can be done readily without incurring material costs or burden. Such aggregate demographic registration data will not include specific individual information.

4. Term. The term ("Term") of this Agreement shall commence on the date that Insurion launches the Co-Branded Site and continue for twenty-four ( 24) months unless extended pursuant to Section 1(f) above or terminated earlier as provided in Section 9 below.

5.    Trademark Licenses:

      a. Lycos hereby grants during the Term to Insurion a non-exclusive, royalty-free, non-transferable license to reproduce, display and publish Lycos' trademarks, tradenames, service marks, logos and the like that may be delivered by Lycos to Insurion solely for the purposes specified in this Agreement (the "Lycos Marks"). Any use of the Lycos Marks by Insurion must comply with reasonable usage guidelines communicated by Lycos to Insurion from time to time. Nothing contained in this Agreement will give Insurion any right, title or interest in or to the Lycos Marks or the goodwill associated therewith, except the limited usage rights expressly provided above. Insurion acknowledges and agrees that as between Lycos and Insurion, Lycos is the sole owner of all rights in and to the Lycos Marks.

      b. Insurion hereby grants Lycos during the Term a non-exclusive, royalty-free, non-transferable license to reproduce, display and publish Insurion's trademarks, tradenames, service marks, logos and the like that may be delivered by Insurion to Lycos solely for the purposes specified in this Agreement (the "Insurion Marks"). Any use of the Insurion Marks by Lycos must comply with reasonable usage guidelines communicated by Insurion to Lycos from time to time. Nothing contained in this Agreement will give Lycos any right, title or interest in or to the Insurion Marks or the goodwill associated therewith, except the limited usage rights expressly provided above. Lycos acknowledges and agrees that as between Insurion and Lycos, Insurion is the sole owner of all rights in and to the Insurion Marks.

6.    Representations and Warranties:

      a.    Each Party.  Each party hereby represents and warrants as follows:

            i. Corporate Power. Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

            ii. Due Authorization. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

            iii. Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable with its terms. The execution, delivery and performance of this

Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

            iv. Intellectual Property Rights. Each Party has, and will have throughout the Term, all full unrestricted rights to use and exploit and to grant or otherwise permit the other Party to use and exploit its Marks and other intellectual property that may be provided by it to the other Party as contemplated by this Agreement and that the other Party's use of its Marks and such other intellectual property as contemplated by this Agreement will not infringe any trademark or other intellectual property right of any third party within the United States. If either Party's (the "Infringing Party") intellectual property rights are alleged or held to infringe the intellectual property rights of a third party, the Infringing Party shall, at its own expense, and in its sole discretion, (1) procure for the non-Infringing Party the right to continue to use the allegedly infringing intellectual property or
(2) replace or modify the intellectual property to make it non-infringing; provided, however, if neither option is possible or economically feasible and if the inability to use such intellectual property would cause a material breach of this Agreement (as determined by the non-Infringing Party), the Infringing Party may terminate this Agreement.

            The representations and warranties and covenants in this Section 6 are continuous in nature and shall be deemed to have been given by each party at execution of this Agreement and at each stage of performance hereunder. These representations, warranties and covenants shall survive termination or expiration of this Agreement.

7. Limitation of Warranty. EXCEPT AS EXPRESSLY WARRANTED IN SECTION 6 ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ANY FURTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LYCOS SPECIFICALLY DISCLAIMS ALL LIABILITY FOR THE INSURION SITE AND THE CONTENT THEREIN, AND INSURION SPECIFICALLY DISCLAIMS ALL LIABILITY FOR THE LYCOS SITE, THE TRIPOD SITE AND THE CONTENT THEREIN.

8.    Indemnification.

      a. Insurion Indemnity. Insurion will at all times defend, indemnify and hold harmless Lycos and its officers, directors, shareholders, employees, accountants, attorneys, agents, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or relating to: (a) any breach or alleged breach of any warranty, representation, covenant or agreement made by Insurion in this Agreement, (b)the development, operation or maintenance of the Insurion Site or the Co-Branded Site, including claims of infringement or misappropriation of intellectual property rights; or (c) claims of infringement or misappropriation of intellectual property rights as a result of the authorized use by Lycos of the Insurion Marks or any content provided by Insurion to Lycos expressly for display in connection with or as part of the Online Promotions in accordance with this Agreement.

      b. Lycos Indemnity. Lycos will at all times defend, indemnify and hold harmless Insurion and its officers, directors, shareholders, employees, accountants, attorneys, agents, successors and assigns from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, arising out of or relating to: (a) any breach or alleged breach of any warranty, representation, covenant or agreement made by Lycos in this Agreement; (b) the development, operation or maintenance of the Lycos Site, including claims of infringement or misappropriation of intellectual property rights; or (c) claims of infringement or misappropriation of intellectual property rights as a result of the authorized use by Insurion of the Lycos Marks or any content provided by Lycos to Insurion expressly for display on the Co-Branded Site in accordance with this Agreement(but specifically excluding such claims relating to any content posted by users and appearing in search results, chat or bulletin boards).

      c. Indemnification Procedures. If an indemnifiable claim should be made against either Party, the Indemnified Party shall promptly notify the other Party (the "Indemnifying Party"). If an Indemnified Party provides such notice, the Indemnified Party shall permit the Indemnifying Party to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

9.    Confidentiality, Press Releases.

      a. Use and Non-Disclosure. The Parties agree and acknowledge that, as a result of negotiating, entering into and performing this Agreement, each Party has and will have access to certain of the other Party's Confidential Information (as defined below). Each Party also understands and agrees that misuse and/or disclosure of that information could adversely affect the other Party's business. Accordingly, the parties agree that, during the Term and thereafter, each party shall use and reproduce the other party's Confidential Information only for purposes of this Agreement and only to the extent necessary for such purpose and shall restrict disclosure of the other party's Confidential Information to its employees, consultants or independent contractors with a need to know and who are under a legal or contractual duty to maintain confidentiality and shall not disclose the other party's Confidential Information to any third party without the prior written approval of the other party . Notwithstanding the foregoing, it shall not be a breach of this Agreement for either party to disclose Confidential Information of the other party if required to do so under law or in a judicial or other governmental investigation or proceeding, provided the other party has been given prior notice and the disclosing party has sought all available safeguards against widespread dissemination prior to such disclosure.

      b. Confidential Information Defined. As used in this Agreement, the term "Confidential Information" refers to: (i) the terms and conditions of this Agreement; (ii) each party's trade secrets, business plans, strategies, methods and/or practices; and (iii) other information relating to either party that is not generally known to the public, including information about either party's personnel, products, customers, marketing strategies, services or future business plans. Notwithstanding the foregoing, the term "Confidential Information" specifically excludes (A) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other party; (B) information that is known to either party without restriction, prior to receipt from the other party under this Agreement, from its own independent sources as evidenced by such party's written records, and which was not acquired, directly or indirectly, from the other party; (C) information that either party receives from any third party reasonably known by such receiving party to have a legal right to transmit such information, and not under any obligation to keep such information confidential; and (D) information independently developed by either party's employees or agents provided that either party can show that those same employees or agents had no access to the Confidential Information received hereunder.

      c. Press Releases. Within two weeks of the Effective Date, Lycos and Insurion will jointly prepare press releases concerning the existence of this Agreement and the terms hereof. Otherwise, no public statements concerning the existence or terms of this Agreement shall be made or released to any medium except with the prior approval of Lycos and Insurion or as required by law.

10.   Termination.

      a. Omitted.

      b. Launch. If after executing this Agreement, Insurion knows of any material reason that would. preclude the Insurion Site from launching before April 1, 1999, Insurion must disclose such material information to Lycos and Lycos shall have the option of canceling this agreement, and keeping all monies paid as of the date of such notice to Lycos. If Insurion does not launch the Insurion Site and the Co-Branded Site by April 1, 1999, either party will have the option to cancel the contract, in which case Lycos shall keep all monies paid to Lycos as of the date of notice of such cancellation.

      c. After The First Term. If at the end of the First Term Insurion has failed to sell policies for which Provident or its designee is the principal provider, then Insurion will have the option to terminate this Agreement on fourteen days written notice to Lycos, provided that such notice must be made within two week of the end of the First Term.

      d. Makegood Period. If during the Makegood Period, Insurion fails to sell Insurion Policies , Insurion and Lycos will have the option to terminate this Agreement upon fourteen days written notice to the other party. If Insurion elects to so terminate, Insurion shall not be obligated to pay Lycos any amount due Lycos arising from the sale of any policies during that first quarter of the Makegood Period . If the Makegood Period ends and Insurion has not sold a cumulative total of Insurion Policies , this Agreement will terminate on the last day of the Makegood Period.

         e. Product Quality. If at the end of the first 12 months of the Term, Lycos reasonably determines that the Relevant Business products and services provided by Insurion to users are not competitive with other similar products and services based on price, form and function, Lycos may terminate this Agreement upon fourteen days written notice to Insurion.

         f. Additional. Either party may terminate this Agreement if (a) the other party files a petition for bankruptcy or is adjudicated bankrupt; (b) a petition in bankruptcy is filed against the other party and such petition is not dismissed within sixty (60) days of the filing date; (c) the other party becomes insolvent or makes an assignment for the benefit of its creditors pursuant to any bankruptcy law; (d) a receiver is appointed for the other party or its business; (e) upon the occurrence of a material breach of a material provision by the other party if such breach is not cured within thirty (30) days after written notice is received by the breaching party identifying the matter constituting the material breach; (f) upon thirty (30) days written notice if the other party's service, viewed as a whole, ceases to be competitive with substantially similar services then being offered by third parties; or (g) by mutual consent of the parties.

         g. No Further Payments. Upon termination or expiration of this Agreement, Insurion will make no further payments under Section 3.e. However, Insurion will make those payments earned by Lycos as of the date of termination or expiration unless this Agreement is terminated by Insurion pursuant to 10.f. above.

11. Force Majeure. In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any cause beyond the reasonable control of the party invoking this provision, the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

12. Relationship of Parties. Insurion and Lycos are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between Insurion and Lycos. Neither party has authority to enter into agreements of any kind on behalf of the other.

13. Assignment, Binding Effect. This Agreement may not be assigned by either Party, except (a) to the transfer of substantially all of the business operations of such Party (whether by sale, stock sale, merger or otherwise) or
(b) to any entity that controls, is controlled by or is under common control with such Party; provided that Insurion demonstrates to Lycos' reasonable satisfaction that such assignee has financial resources at least as good as those of Insurion.

14. Choice of Law and Forum. This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, the laws of the Commonwealth of Massachusetts applicable to contracts entered into and wholly to be performed within said state. Insurion hereby consents to the personal jurisdiction of the Commonwealth of Massachusetts, acknowledges that venue is proper in any state or Federal court in the Commonwealth of Massachusetts, agrees that any action related to this Agreement must be brought in a state or Federal court in the Commonwealth of Massachusetts, and waives any objection Insurion has or may have in the future with respect to any of the foregoing.

15. Good Faith. The parties agree to act in good faith with respect to each provision of this Agreement and any dispute that may arise related hereto.

16. Additional Documents/Information. The parties agree to sign and/or provide such additional documents and/or information as may reasonably be required to carry out the intent of this Agreement and to effectuate its purposes.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

18. No Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

20. Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

21. Notices. All notice required to be given under this Agreement must be given in writing and delivered either in hand, by certified mail, return receipt requested, postage pre-paid, or by Federal Express or other recognized overnight delivery service, all delivery charges pre-paid, and addressed:

                           If to Lycos:     Lycos, Inc.
                                            400-2 Totten Pond Road
                                            Waltham, MA 02154
                                            Fax No.: (781) 370-2600
                                            Attention:  Chief Financial Officer
                           with a copy to:  Michael J. Riccio, Jr., Esquire
                                            Hutchins, Wheeler & Dittmar
                                            A Professional Corporation
                                            101 Federal Street
                                            Boston, MA 02110
                                            Fax No.: (617) 951-1295

                           If to Insurion:  Michael Ashker
                                            Insurion, Inc.
                                            2500 DeKalb Pike
                                            Norristown, PA  19404
                                            Fax No.: (610) 279-1486

                          with a copy to:   Weil, Gotshal & Manges LLP
                                            2882 Sand Hill Road, Suite 280
                                            Menlo Park, CA  94025
                                            Fax No.: (650) 854-3713


22. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between Lycos and Insurion concerning the subject matter, and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

23. Limitations of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORSEEABLE OR THAT PARTY HAS BEEN ADVISED OR HAS CONSTRUCTIVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM SUCH PARTY'S PERFORMANCE OR NON-PERFORMANCE PURSUANT TO ANY PROVISION OF THIS AGREEMENT OR THE OPERATION OF SUCH PARTY'S SITE (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, HOWEVER, THIS SECTION SHALL NOT LIMIT EITHER PARTY'S LIABILITY TO THE OTHER FOR (A) WILLFUL AND MALICIOUS MISCONDUCT; (B) DIRECT DAMAGES TO REAL OR TANGIBLE PERSONAL PROPERTY; (C) BODILY INJURY OR DEATH CAUSED BY NEGLIGENCE; (D) INDEMNIFICATION OBLIGATIONS HEREUNDER; OR (E) LOST PROFITS DIRECTLY RELATED TO BREACH OF CONTRACT.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date set forth above.

INSURION, INC.                                  LYCOS, INC.

By: /s/ MICHAEL ASHKER                          By: /s/ EDWARD M. PHILIP
    --------------------------------------         ----------------------------
Name: Michael Ashker                            Name: Edward M. Philip
    --------------------------------------         ----------------------------
Title: President and Chief Executive Officer    Title: Chief Operating Officer
    --------------------------------------         ----------------------------
Date: November 13, 1998                         Date: November 13, 1998
    --------------------------------------         ----------------------------



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


                              Exhibit A - Key Words
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